CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee(2)
MEDIUM-TERM NOTES, SERIES H, 3.250% NOTES DUE 2024	$125,000,000	$14,525
(1) Excludes accrued interest.
(2) The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933.

PRICING SUPPLEMENT NO. 10	Filed Pursuant to Rule 424(b)(3)
Dated February 26, 2015 to	Registration No. 333-195039
PROSPECTUS SUPPLEMENT
Dated April 4, 2014 and
PROSPECTUS
Dated April 4, 2014
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES H, 3.250% NOTES DUE 2024 (REOPENING)

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series H, 3.250% Notes Due 2024
Format:	SEC Registered-Registration Statement Number 333-195039
Trade Date/Pricing Effective Time:	February 26, 2015
Settlement Date (Original Issue Date):
March 5, 2015, which is the fifth business day following the Trade Date. Accordingly, purchasers who wish to trade the Medium-Term Notes on the date hereof or the next business day will be required, because the Medium-Term Notes will not initially settle in T+3, to specify an alternative settlement date at the time of such trade to prevent a failed settlement and should consult their own advisors.

Maturity Date:	December 1, 2024
Principal Amount:
$125,000,000.  The notes offered hereby constitute a further issuance of, and will be consolidated with, the $250,000,000 aggregate principal amount of Medium-Term Notes, Series H, 3.250% Notes Due 2024 issued by us on December 1, 2014. The notes offered hereby will have the same CUSIP number as the previously issued Medium-Term Notes, Series H, 3.250% Notes Due 2024 and will trade interchangeably with the previously issued Medium-Term Notes, Series H, 3.250% Notes Due 2024 immediately upon settlement. Upon completion of this offering, the aggregate principal amount outstanding of Medium-Term Notes, Series H, 3.250% Notes Due 2024 will be $375,000,000.

Price to Public (Issue Price):	103.792%, plus accrued interest
Dealers' Commission:	0.475% (47.5 basis points) of the principal amount
Accrued Interest:	$1,060,763.89
All-in-price:	103.317%, plus accrued interest
Net Proceeds to Issuer:	$129,146,250, plus accrued interest
Coupon:	3.250%
Yield to Maturity:	2.802%
Spread Multiplier:	N/A
Spread/Spread Multiplier Reset Option:	N/A
Optional Reset Dates (only applicable if option to reset spread or spread multiplier):	N/A
Basis for Interest Rate Reset (only applicable if option to reset spread or spread multiplier):	N/A
Specified Currency:	U.S. Dollars
Option to Elect Payment in U.S. Dollars (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Authorized Denominations (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Historical Exchange Rate (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Maximum Interest Rate:	N/A
Minimum Interest Rate:	N/A
Interest Payment Dates:	Interest will be paid semi-annually on the 1st of June and December of each year, commencing June 1, 2015 and ending on the Maturity Date
Stated Maturity Extension Option:	N/A
Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity):	N/A
Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity):	N/A
Original Issue Discount Note:	N/A
Total Amount of OID:	N/A
Terms of Amortizing Notes:	N/A
Redemption Date(s):	N/A
Redemption Price:	N/A
Repayment Date(s):	N/A
Repayment Price(s):	N/A
Day Count Convention:	30/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Lead Managers & Bookrunners:	Barclays Capital Inc. (33.00%)
Citigroup Global Markets Inc. (34.00%)
Co-Managers:	ANZ Securities, Inc. (3.00%)
BBVA Securities Inc. (3.00%)
BNP Paribas Securities Corp. (3.00%)
Commerz Markets LLC (3.00%)
HSBC Securities (USA) Inc. (3.00%)
ING Financial Markets LLC (3.00%)

Itau BBA USA Securities, Inc. (3.00%)
Loop Capital Markets LLC (3.00%)
Scotia Capital (USA) Inc. (3.00%)
U.S. Bancorp Investments, Inc. (3.00%)
Wells Fargo Securities, LLC (3.00%)
Billing and Delivery Agent:	Citigroup Global Markets Inc.
Exchange Rate Agent:	U.S. Bank Trust National Association
Calculation Agent:	U.S. Bank Trust National Association
CUSIP:	14912L6G1
Other Terms:	N/A
CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASCRIBED THERETO IN THE PROSPECTUS SUPPLEMENT. THE INTEREST RATES ON THE NOTES MAY BE CHANGED BY CATERPILLAR FINANCIAL SERVICES CORPORATION FROM TIME TO TIME, BUT ANY SUCH CHANGE WILL NOT AFFECT THE INTEREST RATE ON ANY NOTES OFFERED PRIOR TO THE EFFECTIVE DATE OF THE CHANGE.

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